Exhibit 10.19

March 30, 2022

Frank Thomas

Re: First Amendment to the Transitional Services Agreement

Dear Frank:

As we have discussed, this First Amendment to the Transitional Services Agreement (the “Amendment”) confirms the agreement between you, Orchard Therapeutics plc (the “Parent”) and Orchard Therapeutics North America (the “U.S. Subsidiary”, and together with the Parent, the “Company”), to amend the Transitional Services Agreement dated November 3, 2021 (the “Agreement”) to reflect, among other terms, that the mutually agreeable effective date of your resignation without Good Reason from the Company is December 31, 2022 (or such other date consistent with the terms of the Agreement as revised herein).  The Agreement is attached hereto as Exhibit A to this Amendment. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.  For good and valuable consideration, the receipt of which is hereby acknowledged, you and the Company hereby agree as follows:

1.	The definition of “Date of Termination” is hereby amended and restated in its entirety to read as follows: The actual last day of your employment is referred to herein as “Date of Termination.”

2.	Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

1.Conditions

To receive the benefits set forth in this Agreement, you must satisfy each of the following “Conditions”: (i) enter into, not revoke and comply with this Agreement; (ii) not be terminated by the Company for Cause or resign without the Chief Executive Officer’s written approval prior to December 31, 2022; (iii) work cooperatively to the reasonable satisfaction of the Chief Executive Officer during the Transition Period; and (iv) for purposes of the Health Benefits, the Extended Vesting Period, the Cash Payments, and the Extended Exercise Period (as such capitalized terms are defined below), enter into the certificate attached hereto as Exhibit B, which updates the release of claims set forth in Section 7 of this Agreement (the “Certificate”), within the timeframe set forth therein.  The Company agrees that if for any reason it believes you are not meeting your obligations under Section (iii) herein it will notify you in writing detailing the reasons you are not complying with this obligation and provide you with a reasonable time to cure.

3.	Section 2 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.Transition Period

(a)

If you satisfy the Conditions, your employment with the Company will continue, along with the compensation and benefits specified below, until December 31, 2022, unless you are sooner terminated by the Company for Cause, you resign or you and the Company agree in writing to extend your employment.  During the Transition Period, you will continue to serve as the President and Chief Operating Officer and provide services for the Company on a full-time basis, unless otherwise requested by the Chief Executive Officer.  The Company anticipates that you will focus on transitional duties and working with the Company to hire a new Chief Financial Officer during the Transition Period, although you may be required to perform other reasonable duties as requested by the Company.  For the avoidance of doubt, Good Reason shall not apply during the Transition Period, and you hereby waive any right to terminate your employment for Good Reason during the Transition Period.

(b)

During the Transition Period, you will (i) continue to be paid your Base Salary, subject to an increase in the base salary rate in an amount determined by the Board of Directors of the Parent (or the Compensation Committee thereof) effective at the time that other executive team members receive base salary rate increases, (ii) remain eligible to participate in the Company’s group employee benefit plans and (iii) continue to vest in the stock options and any other stock-based equity awards granted to you by the Company (collectively, the “Equity Awards”), consistent with the applicable equity incentive plan(s) and the applicable equity award agreement(s) governing the terms of such equity awards (collectively, the “Equity Documents”). You acknowledge and agree that you received your 2021 bonus (the “2021 Bonus”), in an amount equal to the greater of (i) the Target Bonus or (ii) the bonus based on corporate performance.

(c)

Subject to approval by the Board of Directors of the Parent (or the Compensation Committee thereof), the Company shall grant you options to purchase shares of the Company’s common stock at the stock’s then fair market value and/or restricted stock units in the Company (the “New Award”). The New Award shall be subject to the terms of, and contingent upon your execution of, applicable equity award agreement(s) and the applicable equity incentive plan(s) governing the terms of the New Award. For the avoidance of doubt, such equity award agreement(s) and equity incentive plan(s) are Equity Documents as defined herein. Further, for the avoidance of doubt, the New Award is an Equity Award as defined herein.

(d)

Subject to approval by the Board of Directors of the Parent (or the Compensation Committee thereof), and notwithstanding anything to the contrary in the Equity Documents, if you satisfy the Conditions then all Equity Awards subject to time-based vesting shall continue to vest until April 1, 2023 (the “Extended Vesting Period”). Any remaining unvested Equity Awards shall then be terminated and forfeited immediately following the Extended Vesting Period. Solely for purposes of the Equity Documents, you will continue to have a service relationship with the Company during the Extended Vesting Period and you agree to remain available to provide professional support to the Company on an as needed basis.  Except as set forth herein, the terms of the Equity Documents shall continue in full force in all respects.

(e)

If the Company terminates your employment for Cause, or if you fail to satisfy any of the Conditions, your employment will end immediately and you will cease vesting as of the Date of Termination or as otherwise set forth herein, you shall be entitled to the Accrued Obligations and you shall have no right to the Health Benefits, the Extended Vesting Period, the Cash Payments, the Extended Exercise Period or any other post-employment compensation or benefits from the Company.

4.	Section 5 of the Agreement is hereby amended and restated in its entirety to read as follows:

5.Cash Incentive Compensation

(a)

If you are employed by the Company on October 1, 2022 or if you are terminated by the Company without Cause prior to that date and have satisfied the Conditions, including, without limitation, signing the Certificate, you will receive a cash payment equal to 25% of your then current Base Salary, which will be paid to you no later than October 31, 2022 (the “2022 Cash Payment”).  For purposes of the above calculation, if the Company terminates you without Cause prior to October 1, 2022 and you have satisfied the Conditions, your Base Salary as of the last day of your employment shall be used.

(b)

If you satisfy the Conditions, including, without limitation, signing the Certificate, then you will receive a cash payment equal to 25% of your then current Base Salary at the time that the Company pays its executives their annual incentive compensation for calendar year 2022, which will be no later than March 15, 2023 (the “2023 Cash Payment”) (together, the 2022 Cash Payment and 2023 Cash Payment are referred to as the “Cash Payments”).

5.	Section 6 of the Agreement is hereby amended and restated in its entirety to read as follows:

6.   Extended Exercise Period

If you satisfy the Conditions, including, without limitation, signing the Certificate, then subject to the approval of the Board of Directors of the Parent (or the Compensation Committee thereof) and notwithstanding anything to the contrary in Equity Documents, the Company shall extend the exercise period with respect to the vested shares of your stock options as of the Effective Date of the Certificate until the earlier of (A) April 1, 2024 or (B) the expiration date of the applicable stock option (the “Extended Exercise Period”).  You are advised to consult with your tax advisor regarding the tax impact of the Extended Exercise Period.  Except as set forth herein, the terms of the Equity Documents shall continue in full force in all respects.

6.	Section 14(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

(a)

Relief.  In the event that you fail to comply with any of your obligations under this Agreement (including the Continuing Obligations), then in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate your employment (if you are still employed) and, to the extent applicable, terminate the Health Benefits, the Extended Vesting Period, eligibility for the Cash Payments, the Extended Exercise Period and any other benefits provided under this Agreement other than the Accrued Obligations, and, if applicable, seek repayment of such benefits.  Any such consequences of a breach by you of your obligations under this Agreement will not affect the release in Section 7 or your continuing obligations under this Agreement.  Further, you agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of any of the Continuing Obligations and that, in any event, money damages would be an inadequate remedy for any such breach.  Accordingly, you agree that if you breach, the Company shall be entitled, in addition to all other remedies it may have, to specific performance and other injunctive relief, without the posting of a bond, and that you will be obligated to pay the Company’s costs of enforcement of the Continuing Obligations, including reasonable attorneys’ fees and expenses.

7.	Exhibit B of the Agreement is hereby amended and restated in its entirety in Exhibit B to this Amendment.

8.	This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law principles.

9.

Except as specifically provided herein, this Amendment does not amend or modify or otherwise affect any other provisions of the Agreement, and the Agreement, as specifically amended by this Amendment, is hereby ratified and confirmed by you and the Company and remains in full force and effect.

10.

This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.  Electronic and pdf signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the dates set forth below.

PARENT

ORCHARD THERAPEUTICS PLC

By: /s/ Bobby Gaspar

Name: Bobby Gaspar

Title: Chief Executive Officer

Date: March 30, 2022

U.S. SUBSIDIARY

ORCHARD THERAPEUTICS NORTH AMERICA

By: /s/ Bobby Gaspar

Name: Bobby Gaspar

Title: Chief Executive Officer

Date: March 30, 2022

This is a legal document.  Your signature will commit you to its terms.  The Company advises you to consult with an attorney before signing this Agreement.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Frank ThomasMarch 30, 2022

Frank Thomas Date

Exhibit A

Transitional Services Agreement

[Filed as Exhibit 10.1 on the Company’s Form 10-Q filed with the SEC on November 4, 2021]

Exhibit B

Certificate Updating the Release of Claims

I, Frank Thomas, hereby acknowledge and certify that I entered into a Transitional Services Agreement (the “Transitional Services Agreement”) with Orchard Therapeutics plc (the “Parent”) and Orchard Therapeutics North America (the “U.S. Subsidiary”, and together with the Parent, the “Company”) in connection with the ending of my employment, as amended by the First Amendment to the Transitional Services Agreement (the “First Amendment to the Transitional Services Agreement”, and together with the Transitional Services Agreement, the “Agreement”).  Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Agreement.  Pursuant to the Agreement, and provided that I have satisfied the Conditions, I am required to execute this certificate, which updates the release of claims set forth in Section 7 of the Transitional Services Agreement (this “Certificate”), in order to be eligible for the Health Benefits, the Extended Vesting Period, the Cash Payments, and the Extended Exercise Period.  I understand that I may not sign this Certificate until on or after the Date of Termination and that I must return it to the Company within seven days after the Date of Termination as set forth below.

I, therefore, agree as follows:

1.	A copy of this Certificate was attached to the Agreement as Exhibit B.
2.

In consideration of the benefits contained in the Agreement, including but not limited to the Health Benefits, the Extended Vesting Period , the Cash Payements, and the Extended Exercise Period, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in Section 7 of the Agreement to any and all Claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.

3.

I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in this Certificate and the Agreement.

4.

To receive the Health Benefits, the Extended Vesting Period, the Cash Payments, and the Extended Exercise Period, I must execute the unmodified Certificate via DocuSign so that it is received by the Company within seven days following the Date of Termination.  If I do not sign the Certificate, my employment will end and I will not be entitled to the Health Benefits, the Extended Vesting Period, the Cash Payments, and the Extended Exercise Period set forth in the Agreement. This Certificate shall become effective on the date that the Company receives the executed copy (the “Effective Date of the Certificate”).

5.	I agree that this Certificate is part of the Agreement.

______________________________________________________________________

Frank Thomas Date